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EXHIBIT 99.1

Labor Ready Updates Fourth Quarter Guidance

TACOMA, Wash.—(BUSINESS WIRE)—Dec. 13, 2002—Labor Ready, Inc. (NYSE:LRW) today updated guidance for the fourth quarter ending December 31, 2002.

        The company stated that net income per share for the fourth quarter is expected to be between $0.05 and $0.07, compared to $0.04 a year earlier and compared to previous guidance of $0.04-$0.07 per share as issued by the Company on October 15, 2002. Revenue is expected to be between $216 million and $222 million, compared to $214 million a year earlier and in line with the previous guidance.

        Joe Sambataro, Labor Ready president and chief executive officer, said: "We continue to see modestly improving sales trends and are pleased with our earnings growth. We will remain focused on delivering quality customer service, controlling costs and increasing market share."

        Management also announced it will release its fourth quarter 2002 results on Tuesday, February 4, 2003 after the market closes. The Company will host a conference call to discuss the results for the fourth quarter at 11 a.m. Eastern time (ET), Wednesday, February 5, 2003. At that time, the Company will provide further comments on the fourth quarter results.

        Labor Ready is the nation's leading provider of temporary manual labor to the light industrial and small business markets, with more than 750 locations in the United States, Puerto Rico, Canada and the United Kingdom. Last year, Labor Ready put 650,000 people to work.

        This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, positive sales trends, the success of cost-control measures, and other factors that may affect our financial results and operations in the future. The Company's actual results may, however, differ materially from the expectations discussed in this news release. The Company's results are subject to a number of risks, including risks described in the Company's Report on Form 10-Q filed on November 12, 2002 and other filings with the Securities and Exchange Commission.

—30—APS/se*

CONTACT: Labor Ready
Steve Cooper, 253/680-8213

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  EXHIBIT 99.1